Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our reports dated April 19, 2005 accompanying the combined financial statements and schedule of Patriot Capital Funding, Inc. and Wilton Funding, LLC contained in the Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP
New York, New York
July 12, 2005